        As filed with the Securities and Exchange Commission on June 19, 1998
                                                     Registration No.
===============================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                     ==================================



                                   FORM S-8
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933



                     ==================================


                          SURETY CAPITAL CORPORATION
            (Exact name of Registrant as specified in its charter)


          Delaware                                          75-2065607
-------------------------------                        ----------------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                         Identification Number)


                                                    C. Jack Bean
     1845 Precinct Line Road                   1845 Precinct Line Road
           Suite 100                                  Suite 100
       Hurst, Texas  76054                       Hurst, Texas  76054
          817-498-2749                               817-498-2749
---------------------------------         -----------------------------------
(Address, including zip code, and       (Name, address, including zip code, and
 telephone number, including area          telephone number, including area
 code, of Registrant's principal              code, of agent for service)
       executive offices)


                     ==================================


                         Surety Capital Corporation
        1997 Non-Qualified Stock Option Plan for Non-Employee Directors
      1997 Non-Qualified Stock Option Plan for Officers and Key Employees
                       1998 Incentive Stock Option Plan
                          (Full title of the plans)


                     ==================================

                                  Copy to:
                             Margaret E. Holland
                            Tracy & Holland, L.L.P.
                      306 West Seventh Street, Suite 500
                        Fort Worth, Texas  76102-4982
                                 817-335-1050
                            817-332-3140 (telecopy)
                         (Counsel for the Registrant)

                     ==================================


                       CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------
  Title of                        Proposed Maximum     Proposed Maximum       Amount of
Securities to     Amount to be     Offering Price     Aggregate Offering    Registration
be Registered     Registered(1)     Per Share(2)         Price(1)(2)             Fee
-----------------------------------------------------------------------------------------
Common Stock,      1,130,000            $4.69             $5,299,700            $1,564
par value $0.01     shares
-----------------------------------------------------------------------------------------

(1)	Pursuant to Rule 146, there are also registered hereby such
        indeterminate number of shares of Common Stock as may be issuable by reason of the operation of the anti-dilution provisions of the 1997 Non-Qualified Stock Option Plan for Non-Employee Directors, the 1997 Non-Qualified Stock Option Plan for Officers and Key Employees, and the 1998 Incentive Stock Option Plan.

(2)	Calculated pursuant to Rule 457(h) solely for the purpose of computing the registration fee based on the average of the high and low prices of the Common Stock reported by the American Stock Exchange on June 15, 1998.
                             ____________________

PAGE

                                    PART I.
            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.	PLAN INFORMATION. *

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION. *






------------------------


*	Information required by Part I to be contained in the Section
        10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the "Note" to Part I of Form S-8.

PAGE

                                PART II.
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

        The Registrant hereby incorporates by reference into this Registration Statement the documents listed below filed with the Securities and Exchange Commission (the "Commission"):

	(a)	Annual Report on Form 10-K for the fiscal year ended
                December 31, 1997;

	(b)	Proxy Statement for the Annual Meeting of Stockholders
                held on May 21, 1998;

	(c)	Quarterly Report on Form 10-Q for the quarter ended March
                31, 1998;

	(d)	Current Report on Form 8-K dated February 4, 1998;

	(e)	Current Report on Form 8-K dated April 1, 1998, as amended
                by Current Report on Form 8-K/A (Amendment No. 1) dated April 1, 1998, and as further amended by Current Report on Form 8-K/A (Amendment No. 2) dated April 1, 1998;

	(f)	Current Report on Form 8-K dated May 21, 1998; and

	(g)	The description of the Common Stock contained in the
                Company's Registration Statements on Form 8-A12B/A (Amendment No. 1) and Form 8-A12G/A (Amendment No. 1) filed June 17, 1998.

In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") with the Commission, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Tracy & Holland, L.L.P., 306 West Seventh Street, Suite
500, Fort Worth, Texas 76102, has rendered an opinion as to the legality of the Common Stock being registered hereby. Margaret E. Holland, whose professional corporation is a partner of Tracy & Holland, L.L.P., is also a director of the Registrant. Attorneys whose professional corporations are partners of Tracy & Holland, L.L.P. and employees of Tracy & Holland, L.L.P. in the aggregate own, or have been granted options covering, 28,300 shares of Common Stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the General Corporation Law of the State of Delaware (the "Act") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity as directors and officers.

                                     -2-
PAGE

The Act further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, vote of the shareholders, or otherwise.

        The Certificate of Incorporation of the Company limits the liability of directors to the full extent permitted by Delaware law. The Certificate of Incorporation also provides that the Company will indemnify directors and officers to the full extent provided by Delaware law. Section 6.04 of the Company's Bylaws provides that the Company shall indemnify all persons to the full extent allowable by law who, by reason of the fact that they are or were a director of the Company, become a party or are threatened to be made a party to any indemnifiable action, suit or proceeding. The Company shall pay, in advance of the final disposition of any indemnifiable action, suit or proceeding under this bylaw, all reasonable expenses incurred by the director, upon receipt of an undertaking by or on behalf of the director to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company under law. The Company may indemnify persons other than directors, such as officers and employees, as permitted by law. The Company may purchase and maintain insurance on behalf of directors, officers and other persons against any liability asserted against him, whether or not the Company would have the power to indemnify such person against such liability, as permitted by law.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8.	EXHIBITS.

	Exhibit Number				  Description

	      4.1	Certificate of Incorporation (filed as Exhibit 3(a)
                        to Registration Statement No. 33-1983 on Form S-1)

	      4.2	Certificate of Amendment of Certificate of
                        Incorporation, as filed with the Delaware Secretary of State on April 8, 1987 (filed as Exhibit 3.02 to the Annual Report on Form 10-K for the fiscal year ended October 31, 1987)

	      4.3	Certificate of Amendment to the Certificate of
                        Incorporation, as filed with the Delaware Secretary of State on April 4, 1988 (filed as Exhibit 3(a) to the Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1988)

	      4.4	Certificate of Designations Establishing Series of
                        Shares of Preferred Stock, as filed with the
                        Delaware Secretary of State on April 4, 1988
                        (filed as Exhibit 4(a) to the Quarterly Report on Form 10-Q for the fiscal quarter ended April 30,
                        1988)

	      4.5	Certification of Elimination of Series of Shares of
                        Preferred Stock, as filed with the Delaware
                        Secretary of State on January 31, 1992 (filed as
                        4.04 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1991)

	      4.6	Certificate of Amendment to the Certificate of
                        Incorporation, as filed with Delaware Secretary of State on June 14, 1993 (filed as Exhibit 3.04 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

                                     -3-
PAGE

	      4.7	Form of Common Stock certificate (specimen) (filed
                        as Exhibit 4.01 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

	      4.8	Restated Bylaws of the Company (filed as Exhibit
                        3.05 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1994)

	      4.9	Surety Capital Corporation 1997 Non-Qualified Stock
                        Option Plan for Non-Employee Directors and Form of Stock Option Agreement (filed as Exhibit 10.15 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1997)

	      4.10	Surety Capital Corporation 1997 Non-Qualified Stock
                        Option Plan for Officers and Key Employees and Form of Stock Option Agreement (filed as Exhibit 10.14 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1997)

	      4.11	Surety Capital Corporation 1998 Incentive Stock
                        Option Plan (filed as Exhibit 10.17 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1997)

	      4.12	Rights Agreement between Surety Capital Corporation
                        and Securities Transfer Corporation as Rights Agent, dated as of June 17, 1997 (filed as Exhibit 1 to the Current Report on Form 8-K dated June 17,
                        1997); as amended by Amendment No. 1 to Rights Agreement of Surety Capital Corporation, dated as of March 10, 1998 (filed as Exhibit 4.01 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1997)

	      5		Opinion of Tracy & Holland, L.L.P.*

	     23.1	Consent of Tracy & Holland, L.L.P. (contained in
                        the Opinion filed as Exhibit 5 to this Registration Statement).*

	     23.2	Consent of Coopers & Lybrand L.L.P.*

	     23.3	Consent of Burnside & Rishebarger, PLLC.*

             24         Power of Attorney (contained within Signature
                        Page).*

------------------------

	      *			Filed herewith.

ITEM 9.	UNDERTAKINGS.

        (a)     The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

                                     -4-
PAGE

                        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     -5-
PAGE

                                  SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hurst, Texas, on June 17, 1998.

                                              SURETY CAPITAL CORPORATION
                                                    (Registrant)



                                              By: /s/ C. Jack Bean
                                                  -------------------------
                                                  C. Jack Bean, Chairman of
                                                  the Board and Chief
                                                  Executive Officer

                              POWER OF ATTORNEY

	Know All Men By These Presents that each person whose signature appears on the signature pages of this Registration Statement constitutes and appoints C. Jack Bean, Bobby W. Hackler and B. J. Curley, and each of them, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them or his substitutes, may lawfully do or cause to be done by virtue hereof.

	Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


   SIGNATURE                               TITLE                       DATE
----------------              --------------------------------     -------------

/s/ C. Jack Bean              Chairman of the Board, Chief         June 17, 1998
----------------              Executive Officer and Director
C. Jack Bean                  (Principal Executive Officer)


/s/ B. J. Curley              Vice President, Secretary and        June 17, 1998
----------------              Chief Financial Officer (Principal
B. J. Curley                  Accounting Officer)


/s/ Bobby W. Hackler          Vice Chairman of the Board,          June 17, 1998
--------------------          Chief Operating Officer and
Bobby W. Hackler              Director

                                     -6-
PAGE

/s/ G. M. Heinzelmann, III    President and Director               June 17, 1998
--------------------------
G. M. Heinzelmann, III


/s/ William B. Byrd           Director                             June 17, 1998
-------------------
William B. Byrd


/s/ Joseph S. Hardin          Director                             June 17, 1998
--------------------
Joseph S. Hardin


/s/ Margaret E. Holland       Director                             June 17, 1998
-----------------------
Margaret E. Holland


/s/ Michael L. Milam          Director                             June 17, 1998
--------------------
Michael L. Milam


/s/ Garrett Morris
------------------            Director                             June 17, 1998
Garrett Morris


/s/ Cullen W. Turner          Director                             June 17, 1998
--------------------
Cullen W. Turner

                                     -7-
PAGE


PROSPECTUS
                         SURETY CAPITAL CORPORATION

                               1,130,000 SHARES
                                 COMMON STOCK

	This Prospectus relates to the offer and sale from time to time of up to 1,130,000 shares of common stock, $0.01 par value (the "Shares"), of Surety Capital Corporation (the "Company") by the Selling
Stockholders (the "Offering"), and is prepared in accordance with General Instruction C to Form S-8, to be used in connection with the resale of control securities to be acquired by the Selling Stockholders pursuant to the exercise of options granted under (1) the Surety
Capital Corporation 1997 Non-Qualified Stock Option Plan for Non-
Employee Directors (the "Director Plan"), (2) the Surety Capital
Corporation 1997 Non-Qualified Stock Option Plan for Officers and Key
Employees (the "Officer Plan"), and (3) the Surety Capital Corporation
1998 Incentive Stock Option Plan (the "ISO Plan"). (The Director Plan, the Officer Plan and the ISO Plan are collectively referred to herein as the "Plans.") See "SELLING STOCKHOLDERS." The Common Stock issuable upon exercise of the options granted under the Plans was registered by the Company under the Securities Act pursuant to a Registration Statement on Form S-8 filed with the Commission.

	Selling Stockholders, directly or through agents, dealers or underwriters, may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the specific number of Shares to be sold, the names of the Selling Stockholders, respective purchase prices and public offering prices, the name of any agent, dealer or underwriter, and applicable discounts or commissions with respect to a particular offer, will be set forth in an accompanying Prospectus supplement. See "PLAN OF DISTRIBUTION."

	This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. No person has been authorized to give any information or to make any representations other than those contained in this Prospectus or the documents incorporated by reference herein in connection with the Offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling
Stockholder. Neither the delivery of this Prospectus or any Prospectus supplement nor any sale made hereunder or thereunder, shall under any circumstances create any implication that the information herein or therein is correct as of any time subsequent to the date of such information.

	The Company's common stock is traded on the American Stock
Exchange ("AMEX") under the symbol "SRY."

	NO PERSON, OR PERSONS ACTING TOGETHER, MAY ACQUIRE IN THE
AGGREGATE 10% OR MORE OF THE COMPANY'S COMMON STOCK WITHOUT FIRST
COMPLYING WITH THE PRIOR NOTICE REQUIREMENTS OF THE BANK CHANGE OF
CONTROL ACT.

	PROSPECTIVE INVESTORS SHOULD CONSIDER AND REVIEW THE INFORMATION
UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 5 PRIOR TO AN
INVESTMENT IN THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE OPTIONS
OFFERED HEREBY.

	THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC-
URITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	The date of this Prospectus is __________, 1998.


PAGE

                            AVAILABLE INFORMATION

	The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Company's periodic reports, proxy and information statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W.,
Judiciary Plaza, Washington, D.C. 20549; and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New
York, New York 10048 and Citicorp Center, 500 West Madison Street,
Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained upon the payment of prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth
Street, N.W., Judiciary Plaza, Washington, D.C. 20549.  The
Commission maintains a site on the World Wide Web that contains reports, proxy statements and other information filed electronically by issuers with the Commission, which site can be accessed at http://www.sec.gov.

	The Common Stock of the Company is traded on the AMEX and copies of periodic reports, proxy and information statements and other information is also available for inspection at the AMEX at 86 Trinity Place, Fifth Floor Library, New York, New York 10006. The telephone number at the AMEX is 212-306-1290.

	The Company has filed with the Commission a Registration
Statement on Form S-8 (the "Registration Statement") under the
Securities Act with respect to the Common Stock issuable upon exercise of the options under the Plans. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock issuable upon exercise of the options under the Plans, reference is hereby made to such Registration
Statement and exhibits. Statements contained herein concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

	The following documents which have been filed with the Commission are incorporated herein by reference:

	(a)	Annual Report on Form 10-K for the fiscal year ended December
                31, 1997;

	(b)	Proxy Statement for the Annual Meeting of Stockholders held on
                May 21, 1998;

	(c)	Quarterly Report on Form 10-Q for the quarter ended March 31,
                1998;

	(d)	Current Report on Form 8-K dated February 4, 1998;

	(e)	Current Report on Form 8-K dated April 1, 1998, as amended by
                Current Report on Form 8-K/A (Amendment No. 1) dated April 1,
                1998, and as further amended by Current Report on Form 8-K/A
                (Amendment No. 2) dated April 1, 1998;

	(f)	Current Report on Form 8-K dated May 21, 1998; and

                                     -2-
PAGE

	(g)	The description of the Common Stock contained in the Company's
                Registration Statements on Form 8-A12B/A (Amendment No. 1) and
                Form 8-A12G/A (Amendment No. 1) filed June 17, 1998.

	All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the
Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus from the respective dates of filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

	The Company will furnish without charge to each person to whom this Prospectus has been delivered, upon written or oral request, a copy of any or all documents incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or oral requests for such copies should be directed to Mr. B. J. Curley, Surety Capital Corporation, 1845
Precinct Line Road, Suite 100, Hurst, Texas 76054 (telephone:  817-
498-2749).

                                NOTE REGARDING
                          FORWARD-LOOKING STATEMENTS

	In this Prospectus, all statements other than statements of historical fact regarding the Company's financial condition, results of operation, business strategy and future acquisitions or operations are "forward-looking statements." When used in this Prospectus, words such as "believes," "anticipates," "intends," "expects,"
"should," and words of similar import identify a forward-looking statement. Such forward-looking statements may involve numerous assumptions about known and unknown trends, uncertainties, risks, economic conditions and other factors which may ultimately prove to be inaccurate. Certain of these factors are discussed in more detail elsewhere in this Prospectus and in the Company's reports and filings with the Commission incorporated by reference herein, including without limitation under "Risk Factors" in this Prospectus and "Item
7.  Management's Discussion and Analysis of Financial Condition and
Results of Operations" and "Item 1.  Business" in the Company's
Annual Report on Form 10-K for the year ended December 31, 1997.
These factors include the Company's ability to successfully redeploy excess liquidity following the acquisition of TexStar as well as the Company's ability to continue to make future acquisitions. Actual results may differ materially from any future results expressed or implied by such forward-looking statements. Prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update or to publicly revise any of the forward-looking statements contained herein to reflect future events or developments.

                                     -3-
PAGE

                                   SUMMARY

	The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) included herein and incorporated by reference in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the term "Company" means Surety Capital Corporation and its subsidiary Bank, and a description of activities conducted by the Company includes activities conducted by the Bank.

                                  THE COMPANY

	GENERAL. Surety Capital Corporation (the "Company") is a bank holding company with its principal executive offices located at 1845
Precinct Line Road, Suite 100, Hurst, Texas 76054 and its telephone number is 817-498-2749. The Company, which is a Delaware corporation, owns all of the outstanding shares of Surety Bank, National Association (the "Bank"). The Company conducts substan-tially all of its activities through the Bank. The Company operates full-service banking offices in the Texas communities of Chester, Converse, Hurst, Kennard, Lufkin, Midlothian, New Braunfels, San
Antonio, Schertz, Universal City, Waxahachie, Wells and Whitesboro.
At March 31, 1998, the Company had $177.9 million in total assets, $156.1 million in total deposits and $16.2 million in stockholders' equity, and its subsidiary Bank was "well-capitalized" under Federal regulatory capital adequacy guidelines. With the completion of the acquisition of TexStar National Bank ("TexStar") on April 1, 1998, the Company's total assets, deposits and stockholders' equity was increased to $243.3 million, $220.9 million and $16.2 million, respectively. See "TexStar Acquisition."

	BUSINESS STRATEGY. The Company's business strategy has two key aspects: growth through acquisitions of community banks and an emphasis on specialized lending, which it funds using relatively low cost core retail deposits from its network of community banking offices. The Company acquired its first community bank in December
1989. Since 1992, the Company has established twelve new full-service branches by acquiring eleven community banks and purchasing the deposits and certain assets of a branch of another bank. The Company's most recent acquisition, completed on April 1, 1998, was TexStar, a community bank headquartered in Universal City, Texas, with four branch locations in the greater San Antonio metropolitan area. At April 1, 1998, TexStar had $70.3 million in total assets, $64.8 million in deposits and $5.0 million in shareholders' equity.

	While the Company is actively pursuing its growth strategy, the Company believes that growth is not prudent unless the acquired assets and liabilities can be profitably deployed. It is in this regard that the Company distinguishes itself from other community banking organizations by balancing its traditional community bank lending with the active development of lending niches such as insurance premium financing. The ability to fund these lending activities with relatively low cost deposits from the Company's community bank network gives the Company a pricing advantage over non-bank competitors for its loan products. The following is a description of the Company's primary niche and traditional lending activities:

	*	INSURANCE PREMIUM FINANCING.  The Company's primary niche
                product is insurance premium finance ("IPF") lending,
                which involves the lending of funds to companies and
                individuals for the purpose of financing their purchase of property and casualty insurance.  The Company markets this product through over 5,000 independent insurance agents
                and maintains a loan portfolio consisting of receivables
                from nearly 600 insurance companies.  At March 31, 1998,
                the Company reported total gross IPF loans of $42.4
                million (approximately 42% of gross loans), a 5% increase
                over the December 31, 1997 total balance of $40.4 million
                in IPF loans (40% of gross loans).  The loans are
                relatively short term, generally with maturities of eight

                                     -4-
PAGE

                to nine months. The down payment and monthly installments on each loan are calculated such that at all times the equity or value of the unearned premium in the policy exceeds the net balance due on the loan. If the borrower does not make the loan payments on time, the Company has the right, after notice to the borrower, to cancel the insurance policy and to receive the entire amount of the unearned premium from the insurance company writing the insurance. The unearned premium is then applied to the net loan balance. The primary risk in IPF lending is not that a borrower will default on the loan but that an insurance company will default on payment of the unearned premium following a default by a borrower. No lending is without risk, but specialized products may present different types of risks than traditional loans.

	*	MEDICAL CLAIMS FACTORING.  The Company has historically
                been engaged in medical claims factoring, purchasing
                primarily insurance company claims from a variety of
                health care providers.  During 1997 the Company
                experienced a dramatic increase in the amount of medical
                claims receivables outstanding over 120 days.  At December
                31, 1997, the Company reported $3.1 million in net medical claims receivables, representing 2.0% of interest-bearing
                assets of the Company, after charge-offs of $2.0 million
                against the allowance for medical claims receivable losses and an additional provision of $3.7 million to the
                allowance.  The interest income from medical claims
                receivables accounted for 9.6% of the total gross interest income of the Company for 1997.  With new management and
                additional staffing in place as of January 1998, primarily focused on the collection of the outstanding receivables
                over 120 days, the Company is currently monitoring the
                factoring program under its new underwriting guidelines to assess its profitability and its future as a niche product of the Company.  As of March 31, 1998 the Company had
                collected approximately $886,000 of medical claims
                receivables charged off or provided for at December 31,
                1997.

	*	TRADITIONAL LENDING ACTIVITIES.  The Company diversifies
                its lending risks by balancing its specialty lending with
                traditional loans.  At March 31, 1998, the Company had
                approximately $49.4 million in gross IPF loans, with the
                other half of its loan portfolio in traditional community
                bank loans, including real estate, commercial and
                installment loans.  The Company believes that its
                specialized lending products help it achieve a higher loan portfolio yield than it could achieve on traditional
                community bank loans alone.

                                 RISK FACTORS

	In addition to the other information contained in this Prospectus or incorporated into this Prospectus by reference, the following factors should be considered carefully in evaluating the Company, its business and prospects before purchasing any of the Common Stock offered hereby. An investment in the securities of the Company may pose risks unique to the Company, or unique to the financial services industry, which are not posed by other investments.

	CONTINGENT APPROVAL BY THE OFFICE OF THE COMPTROLLER OF THE
CURRENCY. In connection with the acquisition of TexStar by the Company through the merger of TexStar with the Bank (the "Merger"), the Office of the Comptroller of the Currency ("OCC") conditionally approved the Merger, contingent upon (1) the Company contributing at least $4,000,000 in additional capital to the Bank, (2) the Bank maintaining certain OCC-mandated capital ratios in excess of the minimum "well-capitalized" capital ratios through December 31, 2000, and (3) in the event of the failure of the Bank to maintain such minimum capital ratios, the Company initiating efforts to bring the Bank back into compliance with such minimum capital ratios. At March
31, 1998, the Bank was "well-capitalized" under Federal regulatory

                                     -5-
PAGE

capital adequacy guidelines and in compliance with the OCC-mandated capital ratio levels. No assurance can be given, however, that the Bank will remain "well-capitalized" under such guidelines and in compliance with the OCC-mandated capital ratio levels. If the Bank fails to maintain such OCC-mandated capital levels through December 31, 2000, the Company is required (1) to contribute additional capital to the Bank, which, if necessary, may be obtained by the Company through a traditional loan from a financial institution or through an offering of the Company's securities, or
(2) to liquidate some of the assets of the Bank. No assurance can be given that the Company will be successful in such efforts. The issuance of additional securities by the Company may have a dilutive effect on the Common Stock issuable upon exercise of the options granted under the Plans. In the event the Bank fails to maintain such OCC-mandated capital ratios, the OCC may impose a number of corrective measures on the Bank, including (1) the imposition of restrictions on certain activities involving asset growth, acquisitions, branch establishment, expansion into new lines of business, declaration and payment of dividends, and transactions with affiliates, (2) the imposition of certain additional mandated capital raising activities, and (3) as a last resort, the appointment of a receiver or conservator of the Bank.

	POSSIBLE MARKET VOLATILITY OF COMMON STOCK. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of Common Stock at any given time, which presence is dependent upon the individual decisions of investors and general economic and market conditions over which the Company has no control.
 The stock market has from time to time experienced extreme price and volume volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded and may adversely affect the market price of the Common Stock. In addition, during periods of extreme market volatility, investors may be unable to obtain prompt execution of buy or sell orders in the Common Stock.

	INSURANCE PREMIUM FINANCING CONCENTRATION.  As of March 31,
1998, insurance premium financing ("IPF") loans totaled $42.4 million, representing approximately 42% of the total gross loans of the Company. Such a high concentration of IPF loans may expose the Company to different types of risks and a greater risk of loss than would a more traditional commercial and consumer loan portfolio. In traditional loan products, the primary risk is that a borrower will fail to repay the loan. However, when a borrower fails to repay an IPF loan, typically the insurance policy is canceled and the unearned premium is paid to the lender. Significant risks posed by IPF loans normally not present in traditional loans include the risk that an insurance company will become insolvent or otherwise unable to meet its obligations, or that someone will obtain IPF loans for fictitious policies where the Company does not have recourse to an insurance company for insurance premiums. Losses or other difficulties encountered by any one insurance company, or fraudulent activity by an insurance company or agent, could have a material adverse effect on the Company. In addition, financial difficulties or regulatory or structural changes affecting the insurance industry generally may have a material adverse effect on the Company. The Company extends
IPF loans with an average maturity of nine months. Most of these loans are repaid in monthly installments. Most of the IPF loans are generated through independent insurance agents, who are not obligated to refer business to the Company. If the Company is unable to generate new IPF loans to replace those being repaid, it will have to originate other types of loans or make other investments, some or all of which may not be as profitable for the Company. As the Company expands through acquisitions such as TexStar, the Company must increase the aggregate amount of IPF loans originated on a continuous basis in order to maintain its current net interest margin.

	MEDICAL CLAIMS FACTORING. As of December 31, 1997, the Company had approximately $6.2 million of medical claims receivables outstanding 120 days or more from the date of funding by the Company, or 61% of its total medical claims receivables. At December 31, 1996, the Company had approximately $1.4 million of medical claims receivables, or 22% of total medical claims receivables, outstanding

                                     -6-
PAGE

120 days or more. It has been the Company's experience that, historically, approximately 80% of its medical claims receivables would be collected within 60 to 120 days and approximately 20% of such receivables would remain outstanding over 120 days. The Company determined that charge-offs of $2.0 million against the allowance for medical claims receivable losses as well as a provision for an additional $3.7 million were warranted in the fourth quarter of 1997, which resulted in the Company recording a $3.4 million loss for 1997.
Upon recognition of the charge-offs and additional reserves, the Company believes it was adequately reserved at December 31, 1997 for all receivables greater than 120 days outstanding since funding date.
New management of the medical claims factoring division, in place by the end of January 1998, has made a commitment to vigorously pursue collecting the portfolio of outstanding receivables over 120 days.
At this time, however, the Company cannot predict the likely amount of any such recoveries. As of March 31, 1998, the Company had collected approximately $886,000 of medical claims receivables charged off or provided for at December 31, 1997 and had approximately $4,234,000 of medical claims receivables over 120 days.
The Company is currently monitoring the factoring program under its new underwriting guidelines to assess its profitability and its future as a niche product of the Company. As with IPF loans, losses or difficulties encountered by one medical claims payor, or fraudulent activity by any one medical claims payor or medical services provider, could have a material adverse effect on the Company. In addition, financial difficulties or regulatory or structural changes affecting medical services providers or medical claims payors generally may have a material adverse effect on the Company.

	POTENTIAL NEGATIVE IMPACT FROM THE ACQUISITION OF TEXSTAR. As a result of the acquisition of TexStar on April 1, 1998, the Company's asset size increased from $177.9 million to $243.3 million. The
Company's loan-to-deposit ratio decreased from 63.2% to 60.0%.  The
Company anticipates that the acquisition of TexStar will negatively impact the Company's net interest margin, return on assets and return on shareholders' equity in the near term. The acquisition may also negatively impact earnings per share in the near term. The future prospects of the Company will depend, in significant part, on a number of factors, including, without limitation, the Company's ability to integrate TexStar; its ability to compete effectively in the greater San Antonio metropolitan market area; its success in retaining earning assets, including loans, acquired with TexStar; and its ability to generate new earning assets with attractive yields.
No assurance can be given that the Company will be able to accomplish any of the foregoing. No assurance can be given that the Company will be able to achieve results in the future similar to those achieved in the past or that the Company will be able to manage effectively the growth resulting from the acquisition of TexStar.
The former officers and directors of TexStar are not subject to non-competition agreements and may compete against the Company.

	FUTURE GROWTH. Fueled by acquisitions, the total assets of the Company have increased from $49.0 million at December 31, 1993 to $243.3 million at April 1, 1998. There can be no assurance that the Company will grow as rapidly in the future as it has in the past.
The Company may decide that it will not pursue further acquisitions, or the Company may not be able to locate and complete favorable acquisition opportunities in the future. In recent years, the aggregate number of community banks in Texas has decreased, primarily through mergers and acquisitions, and the competition for acquisitions has increased. If the Company does not make acquisitions in the future, it may not be able to sustain its historical growth rate.

	RELIANCE ON KEY PERSONNEL. The Company is dependent upon its executive officers and key employees. Specifically, the Company considers the services of C. Jack Bean, G. M. Heinzelmann, III, Bobby
W. Hackler and B. J. Curley to be important to the success of the Company. The unexpected loss of the services of any of these individuals could have a detrimental effect on the Company. Mr. Bean will retire as Chairman of the Board and Chief Executive Officer of the Company and as Chairman of the Board of the Bank effective August
31, 1998.  Mr. Bean, however, will retain his positions as a director

                                     -7-
PAGE

of both the Company and the Bank and will continue to serve in a consulting capacity following his retirement. The Boards of Directors of the Company and the Bank have named Mr. Hackler to succeed Mr. Bean as Chairman of the Board and Chief Executive Officer of the Company and as Chairman of the Board of the Bank effective upon Mr. Bean's retirement. Although the Company has entered into agreements with these individuals designed to provide incentives to remain in the Company's employ, the Company has not requested non-competition agreements from these individuals. The Company has entered into Change in Control Agreements with Messrs. Bean,
Heinzelmann, Hackler and Curley under which each will receive certain benefits if their employment is terminated other than for cause, or constructively terminated following a change in control of the Company.

	INTEREST RATE RISK. The Company's earnings depend to a substantial extent on "rate differentials," i.e., the differences between the income the Company receives from loans, securities and other earning assets, and the interest expense it pays to obtain deposits and other liabilities. These rates are highly sensitive to many factors which are beyond the control of the Company, including general economic conditions and the policies of various governmental and regulatory authorities. The Company has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates. However, there can be no assurance that the Company will be able to manage interest rate risk so as to avoid significant adverse effects in net interest income. From time to time, maturities of assets and liabilities are not balanced, and a rapid increase or decrease in interest rates could have an adverse effect on the net interest margin and results of operations of the Company. The nature, timing and effect of any future changes in Federal monetary and fiscal policies on the Company and its results of operations are not predictable.

	REGULATION AND SUPERVISION. The Company and the Bank are subject to extensive Federal and state regulation and supervision, which is intended primarily for the protection of insured depositors and consumers. In addition, the Company and the Bank are subject to changes in Federal and state law, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be predicted, but could adversely affect the business and operations of the Company and the Bank.

	HOLDING COMPANY STRUCTURE; RESTRICTIONS ON ABILITY OF
SUBSIDIARIES TO PAY DIVIDENDS. The Company owns all the outstanding common stock of the Bank. As a holding company without significant assets other than its ownership of all of the common stock of the Bank, the Company's ability to meet its cash obligations, including debt service on $4,350,000 aggregate principal amount of 9% convertible subordinated notes due 2008 (the "Notes") issued by the Company pursuant to a private placement completed on March 31, 1998, in order to finance in part the acquisition of TexStar, is dependent upon the payment of dividends by the Bank on its common stock. The declaration of dividends by the Bank is subject to the discretion of the Board of Directors of the Bank and applicable regulatory requirements. The payment of dividends by the Bank is subject to the provisions of 12 U.S.C. section 60 which provides that no dividend may be declared or paid without the prior approval of the OCC if the total of all dividends, including the proposed dividend, in any calendar year exceeds the total of the Bank's net profits for that year combined with its retained net profits of the preceding two years.
The Bank incurred an accumulated loss for fiscal years 1997 and 1996 in the amount of $1,544,756. Under 12 U.S.C. section 60, the Bank currently is precluded from declaring a dividend, without the prior approval of the OCC, until it has profits in excess of $1,544,756.
As of March 31, 1998, the Company had profits of $332,346. No assurance can be given if and when the Bank will attain the requisite level of profitability which will permit it to declare and pay dividends. As of March 31, 1998, the Company had $6,959,708 available in cash, which represents approximately 18 years of interest payments on the Notes. The Company may use such cash for debt service on the Notes and other expenses.

                                     -8-
PAGE

	NO DIVIDENDS. The Company has not previously paid any cash dividends on its Common Stock. The Company currently intends to retain earnings to support future growth, rather than using earnings to pay dividends. The payment of any cash dividends by the Company in the future will depend to a large extent on the receipt of dividends from the Bank. The ability of the Bank to pay dividends is dependent upon the Bank's earnings and financial condition. The payment of cash dividends by the Bank to the Company and by the Company to its stockholders are both subject to certain statutory and regulatory restrictions.

	COMPETITION. There is significant competition among banks and bank holding companies, many of which have far greater assets and resources than the Company, in the areas in which the Company operates. The Company also encounters intense competition in its commercial banking business from savings and loan associations, credit unions, factors, insurance companies, commercial and captive finance companies, and other types of financial institutions, many of which are larger in terms of capital, resources and personnel than the Company. The casualty IPF business of the Company is also very competitive. Large insurance companies offer their own financing plans, and other independent premium finance companies and other financial institutions offer IPF loans. The Company believes that such competition will increase in the future. In addition, the manner in which and the means by which financial services are delivered to customers have changed significantly in the past and can be expected to continue to change in the future. It is not possible to predict the manner in which existing technology, and changes in existing technology, will affect the Company. Changes in technology are likely to require additional capital investments to remain competitive. Although the Company has invested in new technology in the past, there can be no assurance that the Company will have sufficient financial resources or access to the proprietary technology which might be necessary to remain competitive in the future.

                              TEXSTAR ACQUISITION

	On April 1, 1998 the Company acquired TexStar National Bank
("TexStar"), a community bank headquartered in Universal City, Texas, which is located in the growth corridor northeast of San Antonio, Texas. TexStar has four branch locations in Converse, New Braunfels, San Antonio and Schertz, all located in the greater San Antonio metropolitan area. At April 1, 1998, TexStar had $70.3 million in total assets, $64.8 million in deposits and $5.0 million in shareholders' equity. TexStar offers interest-bearing and non-interest-bearing depository accounts and makes real estate, commercial and consumer loans.

	The Company acquired TexStar through the merger of TexStar into the Bank, pursuant to which the Bank acquired all of the assets, and assumed all of the liabilities, of TexStar (the "Merger"). The purchase price for TexStar was approximately $19.36 per share of TexStar common stock outstanding (total cash consideration:
$9,772,000), which was paid to the shareholders of TexStar in connection with the Merger. The acquisition of TexStar was financed, in part, through a private placement by the Company of $4,350,000 aggregate principal amount of 9% convertible subordinated notes due
2008 (the "Notes") and Common Stock issuable upon conversion of the Notes (the "Original Offering"). The Notes were offered by the
Company through Hoefer & Arnett, Incorporated, a San Francisco-based investment banking firm, on a best efforts basis.

	The OCC conditionally approved the Merger, contingent upon (1) the Company contributing at least $4,000,000 in additional capital to the Bank, (2) the Bank maintaining certain OCC-mandated capital ratios in excess of the minimum "well-capitalized" capital ratios through December 31, 2000, and (3) in the event of the failure of the Bank to maintain such minimum capital ratios, the Company initiating efforts to bring the Bank back into compliance with such minimum capital ratios. A portion of the proceeds from the Original Offering
($4,000,000) was contributed by the Company to the Bank to satisfy the OCC's capital contribution requirement. At March 31, 1998, the Bank was "well-capitalized" under Federal regulatory capital adequacy guidelines and in compliance with the OCC-mandated capital ratio levels.

                                     -9-
PAGE

	At March 31, 1998, TexStar's loan portfolio consisted of $18.4 million of real estate loans (53.2% of the gross loan portfolio), $12.3 million of commercial loans (35.5% of the gross loan portfolio), and $3.9 million of installment loans (11.3% of the gross loan portfolio). At March 31, 1998, TexStar's total nonaccrual loans were approximately $220,000 (0.5% of the gross loan portfolio). The allowance for possible loan losses was $820,625, or 372.4% of total nonperforming loans, and 2.4% of the gross loan portfolio. Other real estate owned by TexStar was $454,300 at March 31, 1998. TexStar reported a net loss after taxes of $831,858 for the three months ended March 31, 1998. At March 31, 1998, TexStar's loan-to-deposit ratio was 53.5%. The Company intends to use the excess liquidity acquired with TexStar to fund additional IPF loans.

	TexStar is a Statewide Preferred Lender under the government guaranteed United States Small Business Administration ("SBA") lending program. Under this program, TexStar originates and funds loans qualifying for guarantees from SBA. These guarantees range from 70% to 90% of principal and up to 120 days of accrued interest.
In addition, in the event of a default and liquidation of one of these loans the SBA pays its pro rata share of the liquidation costs.
The SBA-guaranteed portion of these loans is generally sold into the secondary market with servicing retained. The guaranteed portion is sold for a premium (approximately 7% to 10% of the SBA-guaranteed portion) with a servicing fee of at least 1% of the guaranteed portion retained. At March 31, 1998, TexStar had originated $2.1 million in SBA loans with the $1.5 million SBA-guaranteed portion sold in the secondary market. The remaining $0.6 million in unguaranteed portion of these loans remains in TexStar's loan portfolio, together with a $0.1 million in SBA loans originated in the first quarter of 1998, the guaranteed portion of which had not as of March 31, 1998 been sold in the secondary market. During the first quarter of 1998 an additional $655,469 in guaranteed portion of loans originated in 1997 or earlier were sold in the secondary market. TexStar has been making SBA loans for approximately four years and has not experienced a default and liquidation regarding any of these loans. The Company is considering expanding the generation of SBA loans because of TexStar's Statewide Preferred Lender status.

                               USE OF PROCEEDS

	The Company will not receive any part of the proceeds from the sale of the Common Stock issuable upon exercise of options by the Selling Stockholders granted by the Company to such Selling
Stockholders pursuant to the Plans.

                            SELLING STOCKHOLDERS

	The Common Stock offered hereby was originally acquired by the Selling Stockholders pursuant to the exercise of stock options granted to the Selling Stockholders pursuant to the Plans. The
Common Stock issuable upon exercise of the options granted under the Plans was registered by the Company under the Securities Act pursuant to a Registration Statement on Form S-8 filed with the Commission.
The Common Stock issuable upon exercise of the options may be offered and sold from time to time by the Selling Stockholders named herein pursuant to this Prospectus.

	The following table sets forth certain information as of June 1, 1998 regarding the Common Stock of the Company beneficially owned by the Selling Stockholders that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling
Stockholders. None of the Selling Stockholders has, or within the past three (3) years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below.

                                     -10-
PAGE


                              Number of Shares
                           of Common Stock Under
                              This Offering (3)
                           ---------------------
                                                                                                 Number       Percentage
                                                                                              of Shares of   of Shares of
                                                  Shares                         Subject      Common Stock   Common Stock
                          Position,             Beneficially   Acquired Under  to Options        Owned          Owned
                          Office or                Owned        Plans & Held   Outstanding     After Sale     After Sale
                           Material               Prior to       Subject to     Under the      Under this     Under this
  Name (1)               Relationship           Offering (2)   This Offering    Plans (4)     Offering (5)   Offering (6)
----------------        -----------------       ------------   --------------  -----------    ------------   ------------
C. Jack Bean            Chairman of the          219,084(10)         0         125,000(8)      184,084             2.86%
                        Board and Chief                                         10,000(9)
                        Executive Officer


William B. Byrd         Director                  14,800(11)         0          25,000(7)        9,800      less than 1%

Barry Carroll           Former Officer             5,000(12)         0           5,000(8)            0                0

Robert E. Crews         Executive Vice             5,200(13)         0          25,000(8)          200      less than 1%
                        President and
                        Chief Operations
                        Officer of the Bank

B. J. Curley            Vice President,           27,956(14)         0          75,000(8)       12,956      less than 1%
                        Chief Financial
                        Officer and Secretary

Bobby W. Hackler        Vice Chairman of the      67,777(15)         0         125,000(8)       42,777      less than 1%
                        Board and Chief
                        Operating Officer

Joseph S. Hardin        Director                 200,583(16)         0          25,000(7)      195,583             3.04%

G. M. Heinzelmann, III  President                 70,016(17)         0         125,000(8)       45,016      less than 1%

Margaret E. Holland     Director                   5,000(18)         0          25,000(7)            0                0

Michael L. Milam        Director                  44,250(19)         0          25,000(7)       39,250      less than 1%

Garrett Morris          Director                   9,250(20)         0          25,000(7)        4,250      less than 1%

Cullen W. Turner        Director                 110,100(21)         0          25,000(7)      105,100             1.64%

Frank M. Wagnon         Executive Vice             5,000(22)         0          25,000(9)            0                0
                        President                ===========       ===         ==========      =======      ============

                        TOTAL                    784,016             0         665,000         639,016             9.94%


(1)	Except as otherwise noted, each of the persons named has sole voting and dispositive power with respect to the shares reported.

(2)	Includes all shares which have been or may have been acquired under the Plans subject to options except those shares not exercisable within sixty (60) days from the date of this Prospectus, and includes all other shares for which beneficial ownership is deemed pursuant to Rule 13d-3 under the Exchange Act.

(3)	For each of the Selling Stockholders, the sum of these two
        columns is the total number of Shares which may be offered for his or her account pursuant to the Prospectus. The sum of the totals of these two columns equals the total number of Shares registered under this Offering; however, not all of the Shares are subject to options exercisable within sixty (60) days.

(4)	Includes 145,000 Shares subject to options exercisable within sixty (60) days and 520,000 Shares subject to options not exercisable within sixty (60) days that were granted pursuant to the Plans.

                                     -11-
PAGE

(5)	Does not include any Shares that have been acquired or may be acquired pursuant to the Plans.

(6)	Based on 6,426,348 shares of Common Stock outstanding at June 1,
        1998, which assumes the exercise of all options underlying the Shares offered hereby, including Shares subject to options not exercisable within sixty (60) days that were granted pursuant to the Plans.

(7)	Represents options granted under the Director Plan.

(8)	Represents options granted under the Officer Plan.

(9)	Represents options granted under the ISO Plan.

(10) Includes 172,193 shares of Common Stock owned of record; 11,891 shares of Common Stock which Mr. Bean has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the 1995 Incentive Stock Option Plan of the Company; 25,000 shares of Common Stock which Mr. Bean has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the Officer Plan; and 10,000 shares of Common Stock which Mr. Bean has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the ISO Plan.

(11)	Includes 7,800 shares of Common Stock owned of record; 2,000 shares of Common Stock which Mr. Byrd has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the 1996 Stock Option Plan for Non-Employee Directors of the Company; and 5,000 shares of Common Stock which Mr. Byrd has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the Director Plan.

(12)	Includes 5,000 shares of Common Stock which Mr. Carroll has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the Officer Plan.

(13)	Includes 200 shares of Common Stock owned of record; and 5,000 shares of Common Stock which Mr. Crews has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the Officer Plan.

(14)	Includes 1,500 shares of Common Stock owned of record; 11,456 shares of Common Stock which Mr. Curley has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the 1995 Incentive Stock Option Plan of the Company; and 15,000 shares of Common Stock which Mr. Curley has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the Officer Plan.

(15)	Includes 3,228 shares of Common Stock owned of record; 39,549 shares of Common Stock which Mr. Hackler has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the 1988 and 1995 Incentive Stock Option Plans of the Company; and 25,000 shares of Common Stock which Mr. Hackler has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the Officer Plan.

(16)	Includes 191,583 shares of Common Stock held by a trust for
        which Mr. Hardin serves as a co-trustee; 4,000 shares of Common Stock which Mr. Hardin has the right to acquire within sixty
        (60) days from the date hereof pursuant to options granted to him under the 1996 Stock Option Plan for Non-Employee Directors of the Company; and 5,000 shares of Common Stock which Mr. Hardin has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the Director Plan.

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

(17)	Includes 8,956 shares of Common Stock owned of record; 36,060 shares of Common Stock which Mr. Heinzelmann has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the 1988 and 1995 Incentive Stock Option Plans of the Company; and 25,000 shares of Common Stock which Mr. Heinzelmann has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the Officer Plan.

(18)	Includes 5,000 shares of Common Stock which Ms. Holland has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to her under the Director Plan.

(19)	Includes 250 shares of Common Stock owned of record; 35,000
        shares of Common Stock held by Dallas Fire Insurance Company, which is a wholly-owned subsidiary of a corporation in which Mr. Milam has a 50% ownership interest; 4,000 shares of Common Stock which Mr. Milam has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the 1996 Stock Option Plan for Non-Employee Directors of the Company; and 5,000 shares of Common Stock which Mr. Milam has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the Director Plan.

(20)	Includes 4,250 shares of Common Stock owned of record; and 5,000 shares of Common Stock which Mr. Morris has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the Director Plan.

(21)	Includes 25,300 shares of Common Stock owned of record; 20,800 shares of Common Stock held by a trust for which Mr. Turner serves as trustee; 55,000 shares of Common Stock held by an estate for which Mr. Turner serves as executor; 4,000 shares of Common Stock which Mr. Turner has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the 1996 Stock Option Plan for Non-Employee Directors of the Company; and 5,000 shares of Common Stock which Mr. Turner has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the Director Plan.

(22)	Includes 5,000 shares of Common Stock which Mr. Wagnon has the right to acquire within sixty (60) days from the date hereof pursuant to options granted to him under the ISO Plan.

                           PLAN OF DISTRIBUTION

	The Company will not receive any of the proceeds from sales of the Shares owned by the Selling Stockholders. Generally, all costs, expenses and fees incurred in connection with the registration of the Shares offered hereby will be borne by the Company. However, the Selling Stockholders will bear all brokerage commissions and discounts and other costs and expenses attributable to the sale of their Shares offered hereby.

	Shares owned by a Selling Stockholder may be sold from time to time to purchasers directly by such Selling Stockholder. Alternatively, the Selling Stockholders may from time to time offer their respective Shares in one or more transactions (which may involve block transactions) (i) through underwriters; (ii) through dealers; (iii) "at the market" into an existing trading market, or in other ways not involving market makers or established trading markets; (iv) in privately negotiated transactions; or (v) in a combination of any such transactions. Such transactions may be effected by any Selling Stockholder at market prices prevailing at the time of sale, at prices related to such prevailing market prices,

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

at negotiated prices, or at fixed prices. At the time a particular offer of Shares is made, a Prospectus supplement, if required, will be distributed that will set forth the aggregate amount of Shares being offered and the terms of the Offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

	If an underwriter or underwriters are utilized in a firm commitment public offering, the Selling Stockholders will execute a firm commitment underwriting agreement with such underwriters. If a dealer is utilized in the sale of its Shares, the Selling Stockholder will sell such Shares to the dealer, as principal. The dealer may then resell such Shares to the public at varying prices to be determined by such dealer at the time of resale.

	Sales of Shares "at the market" and not at a fixed price into an existing trading market for the Shares, may be made to or through one or more underwriters, acting as principal or as agent, as shall be specified in an accompanying Prospectus supplement. Other sales may be made, directly or through agents, to purchasers outside existing trading markets.

	The place and time of delivery for a particular offer of the Shares will be set forth in an accompanying Prospectus supplement, if required.

	Any brokers or dealers that participate with the Selling Stockholders in offers and sales of the Shares offered hereby (and any other participating brokers and dealers) may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts received by such broker-dealers and any profit on the sale of the Shares by such broker-dealers may be deemed underwriting discounts and commissions under the Securities Act.

                                LEGAL OPINION

	Tracy & Holland, L.L.P., 306 West Seventh Street, Suite 500, Fort Worth, Texas 76102, has rendered an opinion as to the legality of the Common Stock being registered hereby. Margaret E. Holland, whose professional corporation is a partner of Tracy & Holland, L.L.P., is also a director of the Company. Attorneys whose professional corporations are partners of Tracy & Holland, L.L.P. and employees of Tracy & Holland, L.L.P. in the aggregate own, or have been granted options covering, 28,300 shares of Common Stock.

                                   EXPERTS

	The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended
December 31, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers &
Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

	The financial statements of TexStar National Bank as of December 31, 1997 and 1996 and the related statements of income, changes in stockholders' equity and cash flows for the years then ended incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K/A (Amendment No. 1) dated April 1, 1998 have been so incorporated in reliance on the report of Burnside & Rishebarger, PLLC, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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


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                                              SURETY CAPITAL CORPORATION


	TABLE OF CONTENTS

                                Page
                                              --------------------------
AVAILABLE INFORMATION             2

INCORPORATION OF CERTAIN
  DOCUMENTS BY REFERENCE          2

NOTE REGARDING
  FORWARD-LOOKING STATEMENTS      3                1,130,000 Shares
                                                     Common Stock
SUMMARY                           4                 $0.01 par value

RISK FACTORS                      5

TEXSTAR ACQUISITION               9

USE OF PROCEEDS                  10
                                              --------------------------
SELLING STOCKHOLDERS             10                   PROSPECTUS
                                              --------------------------
PLAN OF DISTRIBUTION             13

LEGAL OPINION                    14
                                                   ___________, 1998
EXPERTS                          14



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

                              INDEX TO EXHIBITS

Exhibit
Number               Exhibit
-------         ------------------------------------------------------------
5               Opinion of Tracy & Holland, L.L.P.

23.1		Consent of Tracy & Holland, L.L.P. (contained in the Opinion filed as Exhibit 5 to this Registration Statement).

23.2		Consent of Coopers & Lybrand L.L.P.

23.3		Consent of Burnside & Rishebarger, PLLC.

24		Power of Attorney (contained within Signature Page).